[LOGO]          _______________                                                1

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________

                                                       PRESS RELEASE

FOR IMMEDIATE RELEASE
                                                       Contact:   Mark A. Turner

April 20, 2004                                                    (302) 571-7160


                       WSFS ANNOUNCES 1Q '04 ePS of $0.79

         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly net income of $6.2 million, or $0.79 per diluted share. This compares to net income of $45.3 million, or $5.14 per share, for the first quarter of 2003. Earnings for the first quarter of 2003 included $41.2 million in gains, primarily from the sale of the Corporation's sub-prime mortgage banking subsidiary. Excluding these gains, income from continuing operations in the first quarter of 2003 was $4.1 million or $0.46 per share.

         Highlights for the first quarter 2004 include: (i) growth in net loans of $41.2 million, or 3% over December 31, 2003, and $208.4 million, or 18% over March 31, 2003, primarily concentrated in commercial and commercial real estate loans, and (ii) continued strong asset quality with annualized net charge-offs of 10 basis points, and the ratio of nonperforming assets (NPA) to total assets of 29 basis points at March 31, 2004.

         The following is a brief discussion of the first quarter 2004 results:

Net Interest Income

         Net interest income for the first quarter of 2004 was $15.9 million. This compares favorably to both the $14.2 million reported for the same quarter in 2003 and $15.8 million for the fourth quarter of 2003. The net interest margin percentage of 3.24% for the first quarter of 2004 remained unchanged from the fourth quarter of 2003. For the first quarter, the net interest margin was positively impacted by, among other things, the improving mix of earning assets and

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

[LOGO]          _______________                                                2

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


funding, and the yield on the Bank's mortgage-backed securities ("MBS") portfolio. The yield on the MBS portfolio was 3.81% in the first quarter of 2004 compared to 3.47% in the fourth quarter of 2003. This improvement in the MBS yield was primarily caused by lower amortization of premiums on MBS securities as a result of lower amounts of prepayments during the quarter. The weighted average duration of the MBS portfolio was 2.5 years at March 31, 2004 compared to 2.8 years at December 31, 2003. Offsetting these improvements were, among other things, the purchase of Bank-Owned Life Insurance (more later) and a slight increase in borrowing costs. Beginning late in the fourth quarter 2003, the Company has begun to extend some of its wholesale borrowings to longer maturities to become less liability sensitive in anticipation of higher interest rates.

Loans and Asset Quality

         Net loans grew $41.2 million, or 3%, during the first quarter of 2004 to $1.3 billion at March 31, 2004. Net loans grew 18% over this time last year. Loan volume reflects the continued strong growth in commercial and commercial real estate (CRE) loans which increased $42.8 million, or 6%, from balances at December 31, 2003 and $198.1 million, or 38% from balances at March 31, 2003. The increase is primarily the continuing result of gaining market share due to the addition of several seasoned local relationship managers over the past few years. The table below summarizes the current loan balance and composition and recent changes in balance and composition.

                                    At                     At                     At
  (Dollars in thousands)       Mar. 31, 2004          Dec. 31, 2003          Mar. 31, 2003
                               -------------          -------------          -------------

                                Amount     %          Amount      %          Amount      %
                            -----------   ---     -----------    ---     -----------    ---
Commercial and  CRE         $   723,346    54%    $   680,557     52%    $   525,273     46%
Residential                     446,303    33         458,237     35         448,157     40
Consumer                        197,738    15         187,011     15         184,750     16
Allowance for loan losses       (22,745)   (2)        (22,386)    (2)        (21,941)    (2)
                            -----------   ---     -----------    ---     -----------    ---
Net Loans                   $ 1,344,642   100%    $ 1,303,419    100%    $ 1,136,239    100%
                            ===========           ===========            ===========

         Non-performing assets (NPAs) totaled $6.5 million at March 31, 2004, an increase from the $5.5 million at December 31, 2003 but lower than the $7.8 million at March 31, 2003. NPAs as a percentage of total assets were 0.29% at March 31, 2004 compared to 0.25% at December 31, 2003 and 0.40% at March 31, 2003. Annualized net charge-offs in the first quarter 2004 were 0.10% of average loans compared to 0.13% for the fourth quarter of 2003, and 0.10% for

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
[LOGO]          _______________                                                3

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


the first quarter in 2003. The allowance for loan losses was 1.66% of total loans at March 31, 2004, with a coverage ratio (ratio of allowance to non-accruing loans) of 359%.

Deposits

         Core deposit relationships (demand deposits, money market and savings accounts) increased $14.5 million, or 2% during the quarter, and increased $61.8 million, or 10% over this time last year. Retail time deposits (CDs), however, decreased $6.9 million during the quarter. As a result, total retail deposits increased $7.6 million, or 1%, during the first quarter to $890.7 million at March 31, 2004. These changes reflect management's continuing strategy to allow more price-sensitive deposits to run-off in favor of both attracting core deposits and utilizing less costly wholesale funding. Core deposits now represent a healthy 75% of total retail deposits. The following table summarizes the current retail deposit balances and composition and recent changes in balances and composition.

                                    At                At                 At
  (Dollars in thousands)       Mar. 31, 2004     Dec. 31, 2003      Mar. 31, 2003
                               -------------     -------------      -------------

                                 Amount    %       Amount    %       Amount     %
                               --------    --    --------    --    --------     --
Non-interest demand            $223,490    25%   $215,819    25%   $185,946     21%
Savings                         320,353    36     316,976    36     304,846     36
Money market and int. demand    121,565    14     118,151    13     112,794     13
                               --------    --    --------    --    --------     --
  Total core deposits           665,408    75%    650,946    74%    603,586     70%
Retail time                     225,256    25     232,113    26     263,290     30
                               --------    --    --------    --    --------     --
  Total retail deposits        $890,664   100%   $883,059   100%   $866,876    100%
                               ========          ========          ========

  Noninterest Income

         During the first quarter of 2004, the Corporation recorded noninterest income of $7.6 million, which was $1.7 million, or 30% greater than first quarter of 2003. The increase was primarily due to income of $479,000 from the investment in Bank-Owned Life Insurance (BOLI) and $538,000 in fee income from Montchanin Capital Management, Inc. (both discussed more later), as well as increases of $430,000 in service charges on core deposit accounts and $491,000 in ATM fee income during the quarter, both primarily the result of underlying growth in volumes.

         In late January 2004, the Company insured the lives of certain senior managers of WSFS under a BOLI program through MetLife. In addition to providing economic protection in the

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
[LOGO]          _______________                                                4

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


event of the loss of key managers, the BOLI investment provides the opportunity for better long-term investment yields, enhanced by the tax-free build up of value and the tax-free returns upon the ultimate distribution of proceeds, both provided for in the Internal Revenue Code. The initial premium of $50 million was funded through the liquidation of mortgage-backed securities (MBS). Income from this long-term illiquid investment is shown as noninterest income in accordance with GAAP. Therefore this investment had the incremental accounting impact of reducing the net interest income and the net interest margin, but enhancing fee income and reducing the effective tax rate from what they otherwise would be.

Noninterest Expenses

         Noninterest expenses for the three months ended March 31, 2004 totaled $13.2 million, and was $268,000 greater than the same quarter last year. Last year's results included $1.3 million of expenses recorded in connection with the sale of the Corporation's sub-prime mortgage banking subsidiary. Also, included in 2004 results were $500,000 in operating expenses from Montchanin Capital Management, Inc., the Company's wealth management initiative, as well as additional operating expenses resulting from the Company's branch expansion efforts.

Montchanin Capital Management, Inc.

         As previously announced, the Company, through its subsidiary Montchanin Capital Management, Inc., acquired a 60% interest in Cypress Capital Management during the first quarter of 2004 as part of its wealth management strategy. Total revenues for this unit were $538,000 and total expenses were $500,000 in the quarter. After minority interest and taxes, as previously anticipated, the unit did not have a material impact on the financial results of the Company in the first quarter. However, the results for the quarter included certain legal and closing costs associated with the acquisition and, as a result it is expected that results for this unit will be modestly improved in future quarters.

Share Repurchases

         The Corporation has continued to repurchase WSFS' common stock as one use of the capital generated by the previously reported sales of business segments. During the first quarter

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
[LOGO]          _______________                                                5

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


of 2004, the Corporation repurchased 25,000 of its shares of common stock at an average price of $51.47 per share. The Corporation has 402,000 shares, or approximately 5% of outstanding shares remaining under the current authorization. The Corporation currently has 7.4 million shares outstanding.

         The ratio of tangible equity to assets was a strong 8.81% and tangible book value per share was $26.80 at March 31, 2004.

         Marvin N. Schoenhals, Chairman and President of WSFS said, "We are pleased to report another very strong quarter. The first quarter results reflect the continued success of our strategic focus on Delaware banking." Mr. Schoenhals went on to say, "Part of this strategy included the purchase of a majority interest in Cypress Capital Management, Inc. in the first quarter, through the Corporation's subsidiary, Montchanin Capital Management, Inc. in order to serve the wealth management needs of our growing clientele. In addition, construction continues on a new banking office in Rehoboth, Delaware, and is expected to be completed in the second quarter. We look forward to opening more offices during 2004 to serve the Delaware marketplace."

         WSFS Financial Corporation is a $2.2 billion financial services company. At March 31, 2004, its principal subsidiary, Wilmington Savings Fund Society, FSB, operated 23 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation, WSFS Reit, Inc., WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.
                                                ----------------
                                       ***

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

                                      # # #

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
[LOGO]          _______________                                                6

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

                                                                                 Three months ended
                                                                       ------------------------------------
                                                                         Mar 31,      Dec 31,      Mar 31,
                                                                          2004         2003         2003
                                                                       ----------   ----------   ----------
Interest income:
Interest and fees on loans                                             $   18,100   $   18,302   $   17,862
Interest on mortgage-backed securities                                      4,727        4,568        3,482
Interest and dividends on investment securities                               798          764          251
Other interest income                                                         537          111          312
                                                                       ----------   ----------   ----------
                                                                           24,162       23,745       21,907
                                                                       ----------   ----------   ----------
Interest on deposits                                                        1,793        1,716        2,479
Interest on Federal Home Loan Bank advances                                 5,555        5,325        4,481
Interest on federal funds purchased and securities sold
    under agreements to repurchase                                            133          387          140
Interest on trust preferred borrowings                                        496          485          496
Interest on other borrowings                                                  305           51           96
                                                                       ----------   ----------   ----------
                                                                            8,282        7,964        7,692
                                                                       ----------   ----------   ----------

Net interest income                                                        15,880       15,781       14,215
Provision for loan losses                                                     687          525          775
                                                                       ----------   ----------   ----------

Net interest income after provision for loan losses                        15,193       15,256       13,440
                                                                       ----------   ----------   ----------

Noninterest income:
Loan servicing fee income                                                     531          625          672
Deposit service charges                                                     2,335        2,453        1,905
Credit/debit card and ATM income                                            2,664        2,549        2,173
Securities gains                                                              222          178            -
Gain on sales of loans                                                         73          139          404
Bank owned life insurance income                                              479            -            -
Investment advisory income                                                    538            -            -
Other income                                                                  716          570          656
                                                                       ----------   ----------   ----------
                                                                            7,558        6,514        5,810
                                                                       ----------   ----------   ----------
Noninterest expenses:
Salaries, benefits and other compensation                                   7,643        6,587        6,819
Equipment expense                                                             865          994          933
Data processing and operations expense                                        762          707          677
Occupancy expense                                                           1,149        1,062          988
Marketing expense                                                             520          348          407
Professional fees                                                             522          851          501
Other operating expenses                                                    1,777        2,013        2,645
                                                                       ----------   ----------   ----------
                                                                           13,238       12,562       12,970
                                                                       ----------   ----------   ----------

Income from continuing operations before minority interest and taxes        9,513        9,208        6,280
Less minority interest                                                         45            -            -
                                                                       ----------   ----------   ----------
Income from continuing operations before taxes                              9,468        9,208        6,280
Income tax provision                                                        3,286        3,020        2,199
                                                                       ----------   ----------   ----------
Income from continuing operations                                           6,182        6,188        4,081
Gain on sale of businesses held-for-sale, net of taxes                          -          400       41,181
                                                                       ----------   ----------   ----------
Net income                                                             $    6,182   $    6,588   $   45,262
                                                                       ==========   ==========   ==========

Diluted earnings per share:
Income from continuing operations                                      $     0.79   $     0.79   $     0.46
Gain on sale of businesses held-for-sale, net of taxes                          -         0.05         4.68
                                                                       ----------   ----------   ----------
Net income                                                             $     0.79   $     0.84   $     5.14
                                                                       ==========   ==========   ==========


Weighted average shares outstanding for diluted EPS                     7,799,699    7,847,779    8,798,648
===========================================================================================================

Performance Ratios (continuing operations only):

Return on average assets (a)                                                 1.12%        1.15%        0.95%
Return on average equity (a)                                                12.72        13.10         7.32
Net interest margin (a)(b)                                                   3.24         3.24         3.69
Efficiency ratio (c)                                                        55.81        55.63        63.88
===========================================================================================================

See "Notes"

[LOGO]          _______________                                                7

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________



WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION:
(Dollars in thousands)
(Unaudited)

                                                                  Mar 31,          Dec 31,       Mar 31,
                                                                   2004             2003          2003
                                                                -----------     -----------   -----------
Summary Statement of Condition:

Assets:
-------
Cash and due from banks                                         $   157,049     $   160,420   $   135,061
Investment securities (d)                                           114,841         116,295        21,673
Investment in reverse mortgages, net                                    277             193           779
Other investments                                                    43,018          44,771        33,173
Mortgage-backed securities (d)                                      480,549         530,552       537,391
Net loans (e)(f)                                                  1,344,642       1,303,419     1,136,239
Loans held for sale (e)                                               3,240           1,458         2,439
Bank owned life insurance                                            50,479               -             -
Other assets                                                         39,427          40,495        35,265
Loans, operating leases and
 other assets of discontinued operations                              6,147           9,474        36,086
                                                                -----------     -----------   -----------
    Total assets                                                $ 2,239,669     $ 2,207,077   $ 1,938,106
                                                                ===========     ===========   ===========

Liabilities and Stockholders' Equity:
-------------------------------------
Noninterest-bearing deposits                                    $   223,490     $   215,819   $   185,946
Interest-bearing deposits                                           667,174         667,240       680,930
                                                                -----------     -----------   -----------
    Total retail deposits                                           890,664         883,059       866,876
Jumbo CD's - non retail                                              44,411          40,274        32,844
Brokered CD's                                                        49,991               -             -
                                                                -----------     -----------   -----------
    Total deposits                                                  985,066         923,333       899,720


Federal Home Loan Bank advances                                     798,239         843,296       626,463
Other borrowings                                                    242,993         237,762       175,767
Other liabilities                                                    14,753          14,648        38,783
                                                                -----------     -----------   -----------

    Total liabilities                                             2,041,051       2,019,039     1,740,733
                                                                -----------     -----------   -----------

Minority interest                                                       191              46            50

Stockholders' equity                                                198,427         187,992       197,323
                                                                -----------     -----------   -----------

Total liabilities, minority interest and
  stockholders' equity                                          $ 2,239,669     $ 2,207,077   $ 1,938,106
                                                                ===========     ===========   ===========

=========================================================================================================

Capital Ratios:

Equity to asset ratio                                                  8.86%           8.52%        10.18%
Tangible equity to asset ratio                                         8.81            8.52         10.18
Core capital (g) (required: 4.00%)                                    10.58           10.63         12.50
Risk-based capital (g) (required: 8.00%)                              17.30           17.94         21.11

=========================================================================================================

Asset Quality Indicators (continuing operations only):

Nonperforming Assets:
Nonaccruing loans                                               $     6,256     $     5,243   $     6,834
Assets acquired through foreclosure                                     233             301           942
                                                                -----------     -----------   -----------
     Total nonperforming assets                                 $     6,489     $     5,544   $     7,776
                                                                ===========     ===========   ===========

Past due loans (h)                                              $       368     $     1,192   $       211

Allowance for loan losses                                       $    22,745     $    22,386   $    21,941

Ratio of nonperforming assets to total assets                          0.29%           0.25%         0.40%
Ratio of allowance for loan losses to total gross
     loans (i)                                                         1.66            1.69          1.89
Ratio of allowance for loan losses to nonaccruing
     loans (j)                                                          359             422           317
Ratio of quarterly net charge-offs to
     average gross loans (a)(e)                                        0.10            0.13          0.10

=========================================================================================================

      See "Notes"

[LOGO]          _______________                                                8

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


     WSFS FINANCIAL CORPORATION
     FINANCIAL HIGHLIGHTS (Continued)
     AVERAGE BALANCE SHEET
     (Dollars in thousands)
     (Unaudited)

                                                                            Three Months Ended,
                                    ------------------------------------------------------------------------------------------------
                                                Mar 31, 2004                    Dec 31, 2003                   Mar 31, 2003
                                    ---------------------------------  -------------------------------  ----------------------------
                                     Average              Yield/       Average             Yield/       Average          Yield/
                                     Balance     Interest Rate (a)(b)  Balance    Interest Rate (a)(b)  Balance Interest Rate (a)(b)
                                    ----------   -------- -----------  ---------  -------- ----------- -------- -------- -----------
     Assets:
     Interest-earning assets:
     Loans: (e) (k)
       Real estate loans (l)        $  839,797   $ 11,336    5.40%    $ 834,208  $ 11,649    5.59%   $  726,378  $11,318      6.23%
       Commercial loans                304,227      3,505    4.92       284,206     3,299    4.93       213,764    2,983      6.11
       Consumer loans                  194,168      3,226    6.68       190,318     3,302    6.88       185,067    3,480      7.63
                                    ----------   --------              ---------  -------             ---------  -------
          Total loans                1,338,192     18,067    5.49     1,308,732    18,250    5.67     1,125,209   17,781      6.42
     Mortgage-backed securities (d)    496,699      4,727    3.81       526,492     4,568    3.47       338,040    3,482      4.12
     Loans held-for-sale (e)             1,174         33   11.24         4,478        52    4.64         5,460       81      5.93
     Investment securities (d)         114,246        798    2.79       103,078       764    2.96        21,662      251      4.63
     Other interest-earning assets      46,870        537    4.61        43,431       111    1.01        81,186      312      1.56
                                    ----------   --------              ---------  -------             ---------  -------
          Total interest-earning
            assets                   1,997,181     24,162    4.90     1,986,211    23,745    4.84     1,571,557   21,907      5.65
                                                 --------                         -------                        -------

     Allowance for loan losses         (22,632)                         (22,368)                        (21,592)
     Cash and due from banks           150,383                          146,722                         130,004
     Loans, operating leases and
       other assets of discontinued
       operations                        8,619                           12,237                          41,911
     Bank owned life insurance          39,684                                -                               -
     Other noninterest-earning
       assets                           38,600                           38,509                          33,590
                                    ----------                         --------                       ---------
          Total assets              $2,211,835                       $2,161,311                      $1,755,470
                                    ==========                        =========                      ==========

     Liabilities and
       Stockholders' Equity:
     Interest-bearing liabilities:
     Interest bearing deposits:
        Money market and interest-
           bearing demand           $  113,052       $ 66    0.23     $ 112,552   $    64    0.23     $ 102,500  $   106      0.42
        Savings                        317,396        329    0.42       321,495       340    0.42       299,737      480      0.65
        Retail time deposits           226,027      1,067    1.90       234,287     1,181    2.00       276,375    1,788      2.63
        Jumbo certificates of
          deposit-nonretail             42,779        152    1.43        36,684       131    1.42        22,197      105      1.92
        Brokered certificates of
          deposit                       42,820        179    1.68             -         -       -             -        -         -
                                    ----------   --------             ---------   -------             ---------   ------
          Total interest-bearing
            deposits                   742,074      1,793    0.97       705,018     1,716    0.97       700,809    2,479      1.44

     FHLB of Pittsburgh advances       819,713      5,631    2.72       814,894     5,431    2.61       482,410    4,977      4.13
     Trust preferred borrowings         50,000        496    3.92        50,000       485    3.80        50,000      496      3.97
     Other borrowed funds              186,780        438    0.94       185,877       438    0.94        81,274      236      1.16
     Cost of funding discontinued
       operations                                     (76)                           (106)                          (496)
                                    ----------   --------             ----------  -------             ---------   ------
          Total interest-bearing
            liabilities              1,798,567      8,282    1.84     1,755,789     7,964    1.81     1,314,493    7,692      2.34
                                                 --------                         -------                         ------

     Noninterest-bearing demand
       deposits                        205,803                          196,824                         170,266
     Other noninterest-bearing
       liabilities                      12,950                           19,702                          47,632
     Minority interest                      66                               50                              17
     Stockholders' equity              194,449                          188,946                         223,062
                                    ----------                       ----------                      ----------
     Total liabilities and
       stockholders' equity         $2,211,835                       $2,161,311                      $1,755,470
                                    ==========                       ==========                      ==========

     Excess of interest-earning
       assets over interest-bearing
       liabilities                  $  198,614                       $  230,422                      $  257,064
                                    ==========                       ==========                      ==========

     Net interest and dividend income            $ 15,880                         $15,781                         $14,215
                                                 ========                         =======                         =======

     Interest rate spread                                   3.06%                           3.03%                            3.31%
                                                           =======                        ========                         ========

     Net interest margin                                    3.24%                           3.24%                            3.69%
                                                           =======                        ========                         ========

     See "Notes"

[LOGO]          _______________                                                9

        WSFS    Financial
                Corporation       838 Market Street, Wilmington, Delaware 19801
                _______________


WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

                                                            Three months ended
                                                  ------------------------------------
                                                      Mar 31,      Dec 31,    Mar 31,
                                                       2004         2003        2003
                                                  ------------------------------------
      Stock Information:

      Market price of common stock:
          High                                        $ 51.40     $ 46.70     $ 33.35
          Low                                           44.43       42.00       30.96
          Close                                         50.17       44.85       31.60
      Book value per share                              26.95       25.68       25.21
      Tangible book value per share                     26.80       25.68       25.21
      Number of shares outstanding (000s)               7,362       7,321       7,826
      ---------------------------------------------------------------------------------

      Other Financial Data:

      One-year repricing gap to total assets (m)        (4.07)%     (7.95)%     (4.04)%
      Number of associates (FTEs) (n)                     437         431         420
      Number of branch offices                             23          23          21
      ---------------------------------------------------------------------------------

      Notes:

(a)  Annualized.
(b)  Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and other income.
(d)  Includes securities available-for-sale.
(e)  Net of unearned income.
(f)  Net of allowance for loan losses.
(g) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)  Excludes loans held-for-sale.
(j)  Includes general reserves only.
(k)  Nonperforming loans are included in average balance computations.
(l)  Includes commercial mortgage loans.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)  Includes the FTEs of WCC (discontinued operations).